Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Dreyfus Stock Index Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2006, and from May 31, 2006 through July 31, 2006.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2006, and from May 31, 2006 through July 31, 2006, with respect to securities reflected in the investment account of the Company.

Dreyfus Stock Index Fund, Inc.
By:	/s/ James Windels

James Windels, Treasurer

Date: December 4, 2006